Exhibit 10.7

AMENDED AND RESTATED AGREEMENT

This Amended and Restated Agreement (the “Agreement”) is made and entered into effective as of February 1, 2014 (the “Effective Date”), by and between Snake River Vineyards, a partnership, hereinafter referred to as “Grower” and Tree Top, Inc., a Washington corporation, hereinafter referred to as “Tree Top”, both of whom are hereinafter collectively referred to as the “Parties” and individually as a “Party.”

Amendment of Prior Agreement: This Agreement amends and restates, in its entirety, that certain Agreement dated effective as of August 1, 2007, along with any other prior agreement between the Parties. This Agreement, including any amendments made in accordance herewith, shall be the sole and exclusive agreement between the Parties relating to the subject matter hereof on and after the Effective Date.

BACKGROUND: Grower is engaged in the business of Concord grape (“Grape”) production; and Tree Top is in the business of producing fruit juices. Tree Top desires to purchase Grower’s entire Grape production on a yearly basis for five consecutive years, commencing with the execution hereof (crop year 2014), subject to certain exclusions and with provision for renewals, all as set forth herein.

NOW, THEREFORE, in consideration of the foregoing background, which is incorporated herein by this reference and made a substantive part hereof, and the mutual covenants and conditions hereinafter contained, the Parties agree as follows:

1.	Purchase and Sale of Grapes. Grower agrees to sell, and Tree Top agrees to buy, the entire Grape yield produced by Grower from Grower’s vineyard located in Walla Walla County, Washington, commonly known as Snake River Vineyards and more particularly described on Exhibit 1 attached hereto and fully incorporated herein, provided, however, the Parties recognize and agree that the acreage devoted to Grapes hereunder shall be reduced over five crop years beginning in crop year 2015; provided, further, that at no point during the term of this Agreement shall the acreage devoted to Grapes be reduced less than 1,300 acres, unless otherwise agreed by the Parties in writing. Grower shall give notice to Tree Top on December 15th preceding each crop year of what the following year’s acreage will be. Other than as set forth in this Agreement, Grower and Tree Top agree that Tree Top shall have the sole and exclusive right and obligation to buy all of the Grapes produced by Grower on the real property described on Exhibit 1. The subject Grapes sold hereunder are described as follows:

Variety and Tonnage: Concord Grapes (historical average tonnage 22,600, to be reduced in accordance with the reduced acreage described above)

Acres of variety: Currently approximately 2,383 acres, including approximately 110 acres of organic Grapes, to be reduced over five years as described above.

Brix: Minimum of fifteen (15) brix up to a maximum of twenty (20) brix.

2.	Annual Tonnage Estimate. Each year, the Grower agrees to inform Tree Top in writing of its best estimation of the expected tonnage by July 15th of that crop year, with an updated estimate at August 15th of that crop year, and if there is a significant event affecting expected Grape production, an updated estimate at September 15th of that crop year. Tonnage in excess of 28,000 tons may exceed Tree Top’s normal processing capacity.

3.	Harvest Parameters. Tree Top will inform Grower in writing each year by the 1st day of September, of the harvest parameter(s) desired, including the minimum and maximum daily deliveries, and scheduling of deliveries and harvest. Both Parties must agree that the attainment of specified harvest parameter(s) is a reasonable and realistic goal.

4.	Price and Terms. The price and terms for the sale of Grapes by Grower to Tree Top shall be as set forth on Exhibit 2 attached hereto, as such price and terms may be adjusted from time to time by mutual written agreement of the Parties.

5.	Term. This Agreement shall commence on the date hereof and shall terminate on December 31, 2018; provided, however, this Agreement shall be automatically renewed for successive two year terms unless either Party notifies the other in writing one year prior to the beginning of any such extension that it wishes to terminate the Agreement in which case this Agreement shall terminate at the scheduled end of the then existing term. Termination.

6.	Termination.

6.1      At any time prior to the date of termination as set forth in paragraph 5, the Parties may mutually terminate this Agreement, provided that such mutual agreement to terminate is in writing and signed by authorized signatories for Grower and Tree Top.

6.2      Either Party shall have the right to terminate this Agreement in the event the other Party breaches any material representation or warranty contained herein, or fails to perform any material obligation contained in this Agreement and, after furnishing the other Party with a twenty (20) day written notice to cure, such breach has not been remedied.

6.3      If either Party becomes insolvent, files bankruptcy, or a petition for bankruptcy is filed against it which is not vacated within ten (10) days, or if either Party should become subject to a receivership proceeding, the other Party shall have the option to immediately terminate this Agreement.

6.4      If, in the exercise of good faith and in the reasonable judgment of either Party, any event occurs, which would have a material adverse effect on the business, financial condition, or property of the other Party, or which would have a material adverse effect on the Party’s ability to fulfill its obligations hereunder, either Party may immediately terminate this Agreement.

6.5      Tree Top may terminate this Agreement in the event that the finished goods that are produced by Tree Top from the Grapes produced by the Grower are not in compliance with or violate the current or future federal, state or local laws.

7.	Grower’s Warranties and Guarantees.

7.1      Grower warrants and guarantees the quantity and quality of the Grapes according to the agreed varieties, sizes, and timing consistent with Tree Top’s specifications.

7.2      Grower warrants and guarantees it has full authority to market and sell the Grapes described herein to Tree Top, and that there are no liens, or patent or other intellectual property claims against the Grapes sold hereunder.

7.3      Grower warrants and guarantees that the produce sold to Tree Top is not adulterated within the meaning of any applicable law from any cause and has not been treated with any economic poison as defined in the United States Federal Insecticide, Fungicide and Rodenticide Act, other than those approved by the U.S. Environmental Protection Agency and applicable state regulations for the use on the commodity listed herein.

7.4      Grower also warrants and guarantees that all pesticides applied are registered and recommended dosage has been followed for the Grapes purchased.

7.5      In addition to the above guarantees, Grower further warrants and guarantees that any and all products sold to Tree Top have not been treated with Daminozide (Alar).

7.6      If requested to do so by Tree Top, Grower agrees to provide detailed written evidence of all pesticide / other applications applied to the crop in question during the growing season.

7.7      Grower hereby agrees to indemnify, defend and hold harmless Tree Top, its officers, directors, employees, agents and affiliates from and against any and all claims, demands, liabilities, damages, costs, suits, losses, liens, expenses, causes of action, judgments and fees (including court costs, attorneys’ fees, costs of investigation, penalties, interest, and amounts paid in settlements) of any nature, kind or description or any person or entity not a party to this agreement (“Claims”), arising out of, or alleged to have arisen out of (in whole or in part): (i) Grower’s performance of this Agreement, (ii) the material breach by Grower of the representations or warranties contained herein, (iii) the negligence, misfeasance or nonfeasance, or misconduct of Grower or any of its agents, contractors, servants or employees, but excepting any such Claim caused by the negligence or fault of Tree Top, in which case Tree Top shall be responsible for its proportionate share, and shall indemnify, defend, and hold harmless the Grower in that regard, or (iv) any act of Grower outside the scope of its authority under this Agreement. Without limiting the generality of the foregoing, in the event of a breach of Grower’s obligations contained in Paragraphs 7.4, 7.5 and 7.6 or any other failure of the Grapes to meet Tree Top’s specifications, Tree Top may refuse to accept delivery of any portion or the entire crop or dispose of any such Grapes previously delivered at Grower’s cost and Tree Top shall have no obligation to pay for said crop.

8.	Inspection. Tree Top shall have the right, from time to time during normal business hours, to enter Grower’s property and inspect the crop.

9.	Harvest and Growing Requirements. Grower shall comply with the following:

9.1      All Grapes will be delivered to Tree Top less than eight hours following harvest in containers approved by Tree Top, unless both Parties agree otherwise.

9.2      All Grapes will be harvested only in clean, inert, or plastic lined bins of a specified size or such other container approved by Tree Top.

9.3      The Grower will add liquid sulfur dioxide to machine harvested fruit at the time of harvest only if desired by Tree Top. The sulfur dioxide and specific instructions in regard to addition levels and methodology are the responsibility of Tree Top.

9.4      The Grower agrees to supply to Tree Top upon request full and complete information regarding fertilization and management history for the particular vineyard and/ or block(s) applicable to this Agreement.

9.5      If Grower harvests organic Grapes, such organic Grapes will be harvested and delivered to Tree Top in a single block.

10.	Assignment. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns. In the event of any assignment, the assigning Party shall notify the other Party in writing within thirty (30) days of such assignment with the assignee’s name and contact information. Without limiting the generality of the foregoing, Tree Top acknowledges and agrees that this Agreement may be assigned to Taggares Agriculture Corp., a Delaware corporation, without prior notice to Tree Top.

11.	Agricultural Practices. Grower shall be responsible for all agricultural practices and as such accomplish the same in the manner customary and best adapted to the proper care and growing of the best quality fruit. Grower shall be responsible for obtaining and paying for all labor, supplies or farming equipment and the like. Tree Top is not required to give Grower advice relating to the performance of this contract and such advice given by Tree Top shall be deemed gratuitous and Tree Top shall not be liable to Grower therefor.

12.	Confidentiality and Proprietary Information.

12.1      Each Party recognizes that in the course of executing their duties under this Agreement, they may need to disclose to the other Party confidential and proprietary information. Therefore, any prior confidentiality agreements executed between the Parties are expressly incorporated herein by this reference. Further, all confidential and proprietary information, including but not limited to, technical know-how, specifications, quality standards, formulas, instructions, procedures and manufacturing processes which Grower may disclose to Tree Top, or which Tree Top may disclose to Grower, or to any employee, agent or representative of Tree Top or Grower, shall be received and retained by the receiving Party and its employees, agents and representatives on a strictly confidential basis and may not be disclosed to any third party without the prior written consent of the disclosing Party (other than to the receiving Party’s employees, officers, directors, agents, counsel and other professional advisers whose duties require access to such information).

12.2      All confidential and proprietary information shall be and remain the exclusive property of the disclosing Party and shall be returned by the receiving Party to disclosing Party upon the disclosing Party’s request, or upon the termination of this Agreement.

12.3      The obligations of confidentiality and non-disclosure set forth in Paragraph 12.1 hereof shall not apply to information:

(a)      which the receiving Party can demonstrate by written records was previously known to it;

(b)      which is, or becomes, public knowledge through no fault or omission attributable to the receiving Party;

(c)      which is lawfully obtained from a third party not under any obligation of confidentiality to the disclosing Party; or

(d)      which is required by law, regulation or order to be disclosed.

12.4       Notwithstanding anything to the contrary herein, and without limiting the generality of the foregoing exceptions, Tree Top hereby consents to the use of its name and a description of this Agreement in connection with Grower’s or its assign’s (a) public disclosure obligations under the federal and state securities laws, including but not limited to the filing of this Agreement as an exhibit to any registration statement filed with the U.S, Securities and Exchange Commission and (b) marketing efforts with respect to a public offering of its securities.

12.5       Notwithstanding anything to the contrary herein, the obligations set forth in this Paragraph 11 shall survive after the termination of this Agreement.

13.	Construction of Agreement. The captions used in this Agreement are for convenience only and shall not be construed in interpreting this Agreement.

14.	Integration. This Agreement comprises the entire agreement between the Parties and may be modified only in writing. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, the remainder shall not be affected.

15.	Force Majeure. Except for payment by Grower and Tree Top of all amounts previously secured or owed, the Parties shall not be responsible for the performance of their respective non-monetary obligations under this Agreement in the event of casualty such as flood, movement of earth, act of nature beyond their control, or in the event of labor dispute or other lockout, picketing or strikes, embargoes, riots, insurrection, police action, war, state of emergency, government regulation or action, failure of utilities, or other uninsured condition beyond the control of Grower and/or Tree Top, and which would prevent the proper handling of Grower’s Grapes, cause destruction of Grower’s Grapes, or impair the delivery of Grower’s Grapes to Tree Top.

16.	Attorney’s Fees. In the event of any dispute arising out of or relating to this Agreement, whether suit or proceeding is commenced or not, and whether in mediation, arbitration, at trial, on appeal, in administrative proceedings or in bankruptcy (including without limitation any adversary proceeding or contested matter in any bankruptcy case), the prevailing party shall be entitled to its costs and expenses incurred, including reasonable attorney’s fees. Venue for all such matters shall lie in Yakima County, Washington.

17.	Arbitration. The Parties hereby agree, disputes which arise concerning this Agreement, including but not limited to, disputes concerning the interpretation, enforcement, application, assignment or transfer of this Agreement, shall be arbitrated in accordance with the rules of the American Arbitration Association. Grower and Tree Top shall each designate one arbitrator of their choice to be on the arbitration panel. These arbitrators shall then designate a third arbitrator of their choice to be on the panel. The Parties agree that they shall accept the decision of the arbitration panel as final and binding. The costs of such arbitration shall be split equally between the Parties.

18.	Relationship of Parties. Nothing herein contained shall be construed to place Grower and Tree Top in the relationship of partners or joint venturers and neither shall have any power to obligate or bind the other in any manner whatsoever.

19.	Incorporation. The recitals contained in this Agreement and the exhibits attached to this Agreement shall be deemed incorporated herein.

20.	No Waiver. The failure of either Party to insist on compliance with any term or condition hereof shall not constitute as a waiver or modification of the Agreement or any of its terms or conditions.

21.	Authorization. Each Party represents and warrants to the other Party that it has all requisite power, authority and legal capacity to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby; the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized and approved by all required action on the part of all necessary persons; this Agreement has been duly and validly executed and delivered by the Party and this Agreement constitutes legal, valid and binding obligations of each Party, enforceable against said Party in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and general principles of equity.

22.	Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which will be deemed an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same Agreement. Scanned and/or a Facsimile signature shall have the same force and effect as original signatures.

IN WITNESS WHEREOF, the Parties have set their hands and seals the day and year first above written.

GROWER:	TREETOP:
SNAKE RIVER VINEYARDS, a partnership___	TREE TOP, INC., a Washington corporation

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